May 30, 2023
Exhibit 10.2

Mr. Joseph Belling

Re:    Letter Agreement by and between Chart Industries, Inc. and Mr. Joseph Belling

Pursuant to this letter agreement (“Letter Agreement”), Chart Industries, Inc. (the “Company”) desires to provide Joseph Belling, the Company’s Chief Commercial Officer (“Employee”), with certain benefits in the event Employee’s employment is terminated by the Company, and Employee desires to enter into this Letter Agreement, including the non-competition provisions hereof.

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties to this Letter Agreement agree as follows:

Employee’s employment with the Company may be terminated by either party at any time and for any reason.
“Termination of Employment” as used in this Letter Agreement means the separation from service, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”, any reference in this Letter Agreement to a Section of the Code shall include all lawful regulations and pronouncements promulgated thereunder, as well as any successor Sections of the Code having the same or similar purpose), of Employee with the Company and all of its affiliates, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which Employee’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than twenty percent (20%) of its prior level. For this purpose, whether a Termination of Employment has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by Employee after a certain date or that the level of bona fide services Employee will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if Employee has been providing services less than 36 months). The terms “Terminate” or “Terminated,” when used in reference to Employee’s employment or the Employment Period, shall refer to a Termination of Employment as set forth in this paragraph. “Date of Termination” refers to the effective date of Employee’s Termination of Employment.
Employee’s employment hereunder may be terminated by the Company with or without Cause at any time. For purposes of this Letter Agreement, “Cause” shall mean Employee’s (A) willful failure to perform duties consistent with Employee’s position with the Company which failure, if curable, is not cured promptly, or in any event within ten (10) days, following the first written notice of such failure from the Company, (B) commission of, or plea of guilty or no contest to a (x) felony or (y) crime involving moral turpitude, (C) willful malfeasance or misconduct which is demonstrably injurious to the Company or its subsidiaries or affiliates, (D) commission of any act of gross negligence, corporate waste, disloyalty or unfaithfulness to the Company or its subsidiaries which adversely affects the business of the Company or its subsidiaries or affiliates, or (E) any other act or course of conduct which will demonstrably have a material adverse effect on the Company, a subsidiary or affiliate’s business.

If the Employee’s employment is terminated by the Company without Cause (other than by reason of death or disability), Employee shall be entitled to receive, subject to Employee’s (x) continued compliance with the provisions of the non-competition provisions of this Letter Agreement and (y) execution and delivery of a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company (the “Release”), which Release becomes effective and irrevocable no later than sixty (60) days after the date on which Employee’s Termination of Employment occurs (the “Release Period”), Employee shall be entitled to receive:
(i)a payment in one lump sum in an amount equal to 12 months of Employee’s then current base salary;

(ii)reimbursement, within 60 days following submission by Employee to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of Employee’s Termination of Employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Employee’s Termination of Employment;

(iii)such employee benefits, if any, as to which Employee may be entitled under the employee benefit plans of the Company, including payment for any accrued but unused vacation within 30 days following the date of Employee’s Date of Termination; and

(iv)    a payment in one lump sum in an amount equal to the normal employee costs associated with 12 months of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Employee and his eligible dependents who were covered under the Company's health plans as of the date of Employee’s Termination of Employment.
If the Employee’s employment is terminated by the Company with Cause, Employee shall be entitled to receive, subject to Employee’s (x) continued compliance with the provisions of the non-competition provisions of this Letter Agreement and (y) execution and delivery of a Release which becomes effective and irrevocable no later than the end of the Release Period, Employee shall be entitled to receive:

(i)Employee’s current base salary through the Date of Termination;

(ii)any annual bonus earned, but unpaid, as of the Date of Termination for the immediately preceding fiscal year (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(iii)reimbursement, within 60 days following submission by Employee to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of Employee’s Termination of Employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Employee’s Termination of Employment; and

(iv)such employee benefits, if any, as to which Employee may be entitled under the employee benefit plans of the Company, including payment for any accrued but unused vacation within 30 days following the date of Employee’s Date of Termination.

Following such Termination of Employment by the Company for Cause, Employee shall have no further rights to any compensation or any other benefits under this Letter Agreement.

Any payment hereunder shall be paid no later than five (5) days after the end of the Release Period; provided, however, that if the Release Period begins in one calendar year and ends in the following calendar year, any payment, or portion thereof, considered to be non-qualified deferred compensation under Section 409A of the Code shall be made during the second calendar year.

Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

During employee’s employment with the Company and the twelve (12) months following the date of Employee’s Termination of Employment (the “Restricted Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or customer or prospective client or customer:

(i)with whom Employee had personal contact or dealings on behalf of the Company during the one-year period preceding the earlier of the Employee’s Termination of Employment or such solicitation;

(ii)with whom employees reporting to Employee have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Employee’s Termination of Employment; or

(iii)for whom Employee had direct or indirect responsibility during the one year immediately preceding Employee’s Termination of Employment.

During the Restricted Period, Employee will not directly or indirectly:

(i)engage in (1) the business of manufacturing equipment used in (x) the production, storage and end-use of hydrocarbon and industrial gases business or (y) low temperature and cryogenic applications, (2) any other businesses which the Company or its subsidiaries engage in during the term of Employee’s employment with the Company and (3) any businesses which, as of the date of Employee’s Termination of Employment, the Company or its subsidiaries both (x) have specific plans to conduct in the future (and as to which Employee is aware of such planning) and (y) have allocated or invested capital as of the date of such Termination of Employment (a “Competitive Business”);

(ii)enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Letter Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

Notwithstanding anything to the contrary in this Letter Agreement, Employee may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Employee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)hire any such employee who was employed by the Company or its affiliates as of the date of Employee’s Termination of Employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Employee’s employment with the Company.

During the Restricted Period, Employee will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this Letter Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Letter Agreement is an unenforceable restriction against Employee, the provisions of this Letter Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Letter Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

Except as otherwise provided in this Letter Agreement, any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Letter Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in Cleveland, Ohio, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth herein (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Letter Agreement, each party shall pay its own legal fees and expenses, provided, however, that the Company agrees to pay the cost of the Arbitrator’s fees.

This Letter Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company or its affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Letter Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

The failure of a party to insist upon strict adherence to any term of this Letter Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement.

In the event that any one or more of the provisions of this Letter Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Letter Agreement shall not be affected thereby.

This Letter Agreement, and all of Employee’s rights and duties hereunder, shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Letter Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.
The Company’s obligation to pay Employee the amounts provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its affiliates.

This Letter Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

For the purpose of this Letter Agreement, notices and all other communications provided for in the Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Letter Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Chart Industries, Inc.
3055 Torrington Drive
Ball Ground, GA 30107
Attention:    General Counsel

If to Employee:

To the most recent address of Employee set forth in the personnel records of the Company.

This Letter Agreement supercedes all prior agreements and understandings (including verbal agreements) between Employee and the Company and/or its affiliates regarding the terms and conditions of Employee’s employment with the Company and/or its affiliates.

Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder. This provision shall survive any termination of this Letter Agreement.

The Company may withhold from any amounts payable under this Letter Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

It is intended that the payments and benefits provided under this Letter Agreement shall either be exempt from application of, or comply with, the requirements of Section 409A of the Code. This Letter Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s Termination of Employment with the Company Employee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination of Employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s Termination of Employment with the Company (or the earliest date as is permitted under Section 409A of the Code); and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such 'payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax or result in an additional cost to the Company. Notwithstanding anything herein to the contrary, the tax treatment of the benefits provided under this Letter Agreement is not warranted or guaranteed. Neither the Company, its affiliates nor their respective boards of directors shall be held liable for any taxes, interest, penalties, or other similar monetary amounts owed by Employee or other taxpayers as a result of the Letter Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Letter Agreement as of __________, 2023.

NOTICE TO EMPLOYEE: READ THIS LETTER AGREEMENT CAREFULLY BEFORE SIGNING. AMONG OTHER THINGS, IT IMPOSES NON-COMPETITION COVENANTS ON YOU.

Chart Industries, Inc.
(“Company”)

    /s/ Gerry Vinci
By: Gerry Vinci
Its: Chief Human Resources Officer

Joseph Belling
(“Employee”)

    /s/ Joseph Belling